Exhibit 4.1

EXECUTION VERSION

2007 SUPPLEMENTAL INDENTURE

2007 SUPPLEMENTAL INDENTURE, dated as of August 22, 2007, to the Indenture, dated as of March 26, 1993 (the “Base Indenture,” and as amended and supplemented, the “Indenture”), by and between First Data Corporation, a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, (as successor by consolidation to Wells Fargo Bank Minnesota, National Association), as trustee (the “Trustee”), as amended and supplemented.

WITNESSETH:

WHEREAS, the Company and the Trustee entered into the Base Indenture and, among other supplemental indentures, that certain 2003 Supplemental Indenture, dated as of June 9, 2003 (the “2003 Supplemental Indenture”), which amended and supplemented certain terms of the Base Indenture with respect to the Company’s debt securities issued subsequent to the date of the 2003 Supplemental Indenture (together with the Base Indenture, the “Supplemented Base Indenture”);

WHEREAS, the Company issued its (a) 6 3/8% Medium-Term Notes due 2007 (the “2007 Base Indenture Notes”), (b) 5.8% Medium-Term Notes due 2008 (the “2008 Base Indenture Notes”) and (c) 5.625% Senior Notes due 2011 (the “2011 Base Indenture Notes,” and together with the 2007 Base Indenture Notes and the 2008 Base Indenture Notes, the “Base Indenture Notes”);

WHEREAS, the Company issued its (a) 3.375% Notes due 2008, (b) 3.9% Notes due 2009, (c) 4.50% Notes due 2010, (d) 4.70% Notes due 2013, (e) 4.85% Notes due 2014 and (f) 4.95% Notes due 2015 (collectively, the “2003 Supplemental Indenture Notes,” and together with the Base Indenture Notes, the “Notes”);

WHEREAS, Section 11.02 of the Indenture provides that the Company and the Trustee may, with the consent of the Holders of not less than a majority in principal amount of all outstanding Notes of each series voting separately, enter into a supplemental indenture for the purpose of amending certain provisions of the Indenture with respect to each such series;

WHEREAS, Section 12.10 of the Supplemented Base Indenture provides, among other things, that the Company may omit in any particular instance to comply with any term, provision or condition set forth in Section 12.09 of the Supplemented Base Indenture with respect to any series of the 2003 Supplemental Indenture Notes if before the time of such compliance the Holders of at least a majority in principal amount of such series of 2003 Supplemental Indenture Notes waive compliance with such term, provision or condition;

WHEREAS, the Company has offered to purchase for cash any and all of the outstanding Notes upon the terms and subject to the conditions set forth in the Offers to Purchase and Consent Solicitation Statement dated August 3, 2007 (as the same may be amended or supplemented from time to time, the “Statement”), and in the related Consent and Letter of Transmittal (as the same may be amended or supplemented from time to time, together with the Statement, with respect to each series of the Notes, an “Offer” and collectively the “Offers”), from each Holder of such Notes;

WHEREAS, each Offer is conditioned upon, among other things, amendments and waivers to the Indenture with respect to the corresponding series of Notes set forth in Articles Two, Three and Four of this 2007 Supplemental Indenture (the “Amendments”) having been approved by Holders of not less than a majority in principal amount of all outstanding Notes of such series (and a supplemental indenture in respect thereof having been executed and delivered), provided that the Amendments with respect to such series of Notes will become operative immediately prior to the acceptance for payment of such Notes pursuant to the applicable Offer;

WHEREAS, the Company has received and delivered to the Trustee written evidence of the consents from Holders of more than a majority of the outstanding aggregate principal amount of each series of Notes to effect the Amendments with respect to each such series;

WHEREAS, the Company has been authorized by or pursuant to a Board Resolution to enter into this 2007 Supplemental Indenture; and

WHEREAS, all acts, conditions, proceedings and requirements necessary to make this 2007 Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Company and the Trustee hereby agree as follows:

ARTICLE ONE

SECTION 1.01. Definitions.

Capitalized terms used in this 2007 Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

ARTICLE TWO

SECTION 2.01. Amendments to Table of Contents.

(a) The Table of Contents of the Indenture is amended by deleting the titles to Section 7.04, Section 12.03 and Sections 12.05 through 12.08 and inserting in lieu thereof the phrase “[intentionally omitted]”.

(b) The Table of Contents of the Indenture is amended by renaming the title to Section 10.02 to “Successors Substituted”.

ARTICLE THREE

SECTION 3.01. Amendment and Elimination of Certain Definitions and References.

(a) Section 1.01 of the Indenture is amended by deleting in their entirety all definitions of terms in Section 1.01 and references to definitions of terms that are used exclusively in the text of the Indenture and the Notes that are being otherwise eliminated by this 2007 Supplemental Indenture.

(b) The Indenture is amended by deleting all references to Sections of the Indenture that are used exclusively in the text of the Indenture and the Notes that are being otherwise eliminated by this 2007 Supplemental Indenture.

SECTION 3.02. Amendment of Certain Provisions in Article Four.

Section 4.01 of the Indenture is amended by (a) inserting the word “and” after the semicolon in clause (2), (b) deleting the semicolon and the word “and” at the end of clause (3) and replacing it with a period, (c) deleting the text of clause (4) in its entirety and (d) deleting the text of clause (1)(B) in its entirety and inserting the following text in lieu thereof:

“all Debt Securities and the Coupons, if any, of such series not theretofore delivered to the Trustee for cancellation,

(i)	have become due and payable, or

(ii)	will become due and payable at their Stated Maturity within one year, or

(iii)	are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice by the Trustee in the name, and at the expense, of the Company,

and the Company, in the case of (i), (ii) or (iii) of this subclause (B), has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose (I) an amount in the Currency in which such Debt Securities are denominated (except as otherwise provided pursuant to Sections 3.01 or 3.10), (II) U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or (III) a combination of (I) and (II), in each case sufficient to pay and discharge the entire indebtedness on such Debt Securities for principal (and premium, if any) and interest to the date of such deposit (in the case of Debt Securities which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be;”

SECTION 3.03. Amendment of Certain Provisions in Article Five.

Section 5.01 of the Indenture is amended by deleting the text of clauses (4), (5) and (6) in their entirety and inserting in each case in lieu thereof the phrase “[intentionally omitted]”.

SECTION 3.04. Amendment of Certain Provisions in Article Seven.

Section 7.04 of the Indenture is amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted].”

SECTION 3.05. Amendment of Certain Provisions of Article Ten.

(a) Section 10.01 of the Indenture is amended by deleting it in its entirety and inserting in lieu thereof the following text:

“The Company shall not consolidate with or merge into any other Person or limited liability company or convey, transfer or lease its properties and assets substantially as an entirety to any Person or limited liability company, unless:

(1) the Person or limited liability company formed by such consolidation or into which the Company is merged or the Person or limited liability company which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety (the “successor entity”) shall be a Person or limited liability company organized and existing under the laws of the United States or any State or the District of Columbia and shall expressly assume, by the indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the Debt Securities and the performance of every covenant of this Indenture on the part of the Company to be performed or observed; and

(2) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.”

(b) The title of Section 10.02 of the Indenture is amended by retitling such Section as “Section 10.02. Successors Substituted.” and the text of such Section is amended deleting it in its entirety and replacing it with the following:

“Upon consolidation with or merger into any other Person or limited liability company, or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety in accordance with Section 10.01, the successor entity formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor entity had been named as the Company herein, and thereafter the predecessor entity shall be relieved of all obligations and covenants under this Indenture and the Debt Securities.”

SECTION 3.06. Amendment of Certain Provisions in Article Twelve.

(a) Section 12.03 of the Indenture is amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted]”.

(b) Section 12.05 of the Indenture is amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted]”.

(c) Section 12.06 of the Indenture is amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted]”.

(d) Section 12.07 of the Indenture is amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted]”.

(e) Section 12.08 of the Indenture is amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted]”.

SECTION 3.07. Waiver of Certain Provisions in Article Twelve.

As it relates to the 2003 Supplemental Indenture Notes, Section 12.09 of the Supplemented Base Indenture is waived with respect to Indebtedness created, incurred, assumed or guaranteed by a Restricted Subsidiary prior to June 15, 2015.

SECTION 3.08. Amendment of Certain Provisions in Article Fifteen.

Section 15.02 of the Indenture is amended by (i) deleting clauses (2), (3), (4), (5) and (6) and inserting, in each case, in lieu thereof the phrase “[intentionally omitted]” and (ii) deleting the paragraph following clause (6).

ARTICLE FOUR

SECTION 4.01. Elimination of Certain Provisions in the Base Indenture Notes.

Each Series of the Base Indenture Notes is amended as follows:

(a) The 2007 Base Indenture Notes are amended by eliminating the covenant that limits the ability of Restricted Subsidiaries to create, incur, assume or guarantee Indebtedness, which covenant was created by paragraph 7(a) of the Terms Resolution dated as of May 16, 1997.

(b) The 2008 Base Indenture Notes are amended by eliminating the covenant that limits the ability of Restricted Subsidiaries to create, incur, assume or guarantee Indebtedness, which covenant was created by paragraph 7(a) of the Terms Resolution dated as of May 16, 1997.

(c) The 2011 Base Indenture Notes are amended by eliminating the covenant that limits the ability of Restricted Subsidiaries to create, incur, assume or guarantee Indebtedness, which covenant was created by paragraph A.14(i) of the Terms Resolution dated as of November 1, 2001.

ARTICLE FIVE

SECTION 5.01. Effectiveness of Amendments to Indenture.

Notwithstanding any other provision of this 2007 Supplemental Indenture, (i) this 2007 Supplemental Indenture shall be effective upon its signing by the parties hereto but (ii) the Amendments will only become operative with respect to a series of Notes immediately prior to the acceptance for payment of such Notes that are validly tendered (and not withdrawn) pursuant to the applicable Offer.

SECTION 5.02. Continuing Effect of Indenture.

Except as expressly provided herein, all of the terms, provisions and conditions of the Indenture and the Notes shall remain in full force and effect.

SECTION 5.03. Construction of 2007 Supplemental Indenture.

This 2007 Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS 2007 SUPPLEMENTAL INDENTURE.

SECTION 5.04. Counterparts.

This 2007 Supplemental Indenture may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

SECTION 5.05. Effect of Headings.

The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 5.06. Conflict with Trust Indenture Act.

If any provision of this 2007 Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that may not be so limited, qualified or conflicted with, such provision of such Act shall control. If any provision of this 2007 Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of such Act shall be deemed to apply to the Indenture as so modified or to be excluded by this 2007 Supplemental Indenture, as the case may be.

SECTION 5.07. Trustee Disclaimer.

The recitals contained in this 2007 Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this 2007 Supplemental Indenture.

SECTION 5.08. Separability Clause.

In case any provision in this 2007 Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.09. Benefits of 2007 Supplemental Indenture.

Nothing in this 2007 Supplemental Indenture, the Indenture or the Notes, express or implied, shall give to any person, other than the parties hereto and thereto, any Security Registrar, any Paying Agent, any Authenticating Agent and their successors hereunder and thereunder and the Holders of Notes any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture, the Indenture or the Notes.

IN WITNESS WHEREOF, the parties hereto have caused this 2007 Supplemental Indenture to be duly executed, all as of the date first above written.

FIRST DATA CORPORATION

By	/s/ Michael A. Jacobs
Name:	Michael A. Jacobs
Title:	Senior Vice President and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By	/s/ Jane Y. Schweiger
Name:	Jane Y. Schweiger
Title:	Vice President